Exhibit 99.1


Portal Reports Fourth Quarter Results and Results for Fiscal Year 2004

    CUPERTINO, Calif.--(BUSINESS WIRE)--Feb. 24, 2004--Portal
Software, Inc. (Nasdaq:PRSF), a leading provider of billing and customer management software, today reported financial results for the fourth quarter and fiscal year ended January 30, 2004.

    Fourth Quarter Results

    Revenues for the quarter totaled $36.8 million, compared to revenues of $25.4 million in the prior quarter, and revenues of $31.1 million for the same period last year. Pro forma net loss for the fourth quarter of fiscal 2004 was $6.1 million, or $0.15 per share. This compares to a pro forma net loss of $11.5 million, or $0.30 per share in the prior quarter, and a pro forma net profit of $0.5 million, or $0.01 per diluted share in the fourth quarter of fiscal 2003. Pro forma amounts in the fourth quarter of fiscal year 2004 exclude amortization and write-off of acquisition-related costs of $0.7 million and a stock option compensation credit of approximately $19.2 million. Pro forma amounts in the third quarter of fiscal year 2004 exclude amortization of acquisition-related costs of $0.7 million and a stock option compensation expense of approximately $3.0 million. Pro forma amounts in the fourth quarter of fiscal year 2003 exclude amortization of acquisition-related costs of $1.2 million and stock option compensation expense of approximately $2.0 million. Net profit for the quarter ended January 30, 2004 was $12.4 million or $0.28 per diluted share, in accordance with generally accepted accounting principles ("GAAP"). This compares with a GAAP net loss of $15.2 million or $0.39 per share in the third quarter of fiscal 2004. GAAP net loss in the fourth quarter of fiscal 2003 was $2.6 million or $0.07 per share.

    Continued Customer Growth

    Portal's ongoing customer growth continues to demonstrate the value of its product-based billing solutions. These solutions allow service providers to differentiate themselves by introducing new and creatively-bundled voice, data, or content-based services. During the quarter Portal signed deals and expanded relationships with a number of customers including:



    --  Orange UK
        Orange UK implemented Portal's convergent content billing solution to drive increased revenue from content, data, and messaging services from more than 13 million customers. Orange, the United Kingdom's most popular mobile service is using Portal's solution to generate additional revenue by rapidly supporting value-based pricing for a wide variety of prepaid and postpaid services as well as quickly increasing the number of third-party partner relationships.

    --  Vodafone Spain
        Vodafone Spain selected Portal to provide a solution that enables them to quickly launch a wireless content portal and next generation value-added services such as GPRS, UMTS, MMS and WAP.

    --  T-Mobile UK
        Portal was selected by T-Mobile UK to provide a third party partner management and settlements solution. This solution provides T-Mobile UK with a platform that allows them to quickly set up partner agreements, build complex partner pricing and revenue sharing plans, automatically calculate partner settlements, and enable automatic partner invoicing.


    "Portal has been focused on expanding our relationships with existing customers, winning Tier 1 customers and delivering converged solutions to our customers," said John Little, founder and chief executive officer of Portal Software. "Our results this quarter demonstrate that our focus and hard work are paying off. Our continued customer wins and the success we have seen in a number of go-live situations are evidence that our strategy is proving to be the right one."

    Fiscal Year 2004 Results

    Revenue for fiscal year ended January 30, 2004 was $127.5 million, a 5% increase from revenue of $121.1 million for fiscal year 2003. Pro forma net loss for fiscal year 2004 was $22.1 million or $0.58 cents per share, compared to a pro forma net loss of $27.1 million or $0.77 cents per share for fiscal year 2003. Pro forma amounts for fiscal 2004 exclude certain charges including stock option compensation expense of $14.7 million, and amortization of acquisition related costs of $2.7 million. Pro forma amounts for fiscal 2003 exclude certain charges including a write-off for impairment of assets of $1.5 million, a restructuring charge of $36.5 million, the amortization and write off of purchased licenses of $1.9 million, amortization and write-off of acquisition related costs of $3.1 million, and stock compensation expense of $2.0 million.

    Business Outlook

    The following statements are based on current expectations and are forward-looking. They are subject to a number of uncertainties and risks, including those discussed below and in our SEC filings, and actual results may differ materially. We undertake no obligation to update any of the information contained in such forward-looking statements.
    While Portal has seen excellent customer traction, especially internationally, customers' purchasing decisions continue to be deliberate and constrained by tight capital budgets. There continues to be a high probability that the uncertainties in the capital spending environment in the telecommunications arena will continue for an extended period of time, even though there are some recent indications of improvement. In addition, the significant transactions Portal expects to complete are larger, multi-year deals, which may add to long-term revenue predictability, but dampen near-term revenue growth while also challenging the company's solution delivery capabilities.

    -- With continued economic uncertainty and intense market competition Portal currently expects first quarter fiscal 2005 revenue to be in the range of $30-35 million, the approximate run rate we have seen over the last two years.

    -- First quarter gross margins are expected to be in the range of 52-57%.

    -- Portal currently expects pro forma first quarter operating expenses to be in the range of $23 to $24 million.

    -- Pro forma results for the quarter are expected to be a loss in the range of $0.10 to $0.15 per share.

    -- Pro forma operating expenses and net income in Q1 of Fiscal Year 2005 are expected to exclude amortization of acquisition-related expense and stock option compensation expense. Portal is unable to provide guidance on a GAAP basis because information relating to stock option compensation expense is currently not quantifiable on a forward-looking basis as it depends on various factors, including the future market price of Portal's common stock.

    Information About Pro Forma Presentation

    To supplement Portal's consolidated financial statements presented on a GAAP basis, Portal uses additional non-GAAP or "pro forma" measures of operating results, net profit/loss and net profit/loss per diluted share adjusted to exclude certain costs, expenses and losses Portal believes appropriate to enhance an overall understanding of its past financial performance and also its prospects for the future. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for planning and forecasting of future periods. Because there are no generally accepted industry standards for presenting non-GAAP results, the methods used by Portal may differ from the methods used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures prepared in accordance with GAAP.

    Conference Call Information

    Portal will discuss its fourth quarter and fiscal year 2004 results and other financial and business information in a conference call and an audio web cast on Tuesday, February 24, 2004 at 5:00 p.m. EST/2:00 p.m. PST. In order to access the call, please dial in to one of the following numbers at 4:50 p.m. EST/1:50 p.m. PST on February 24, 2004: 800-238-9007 (inside the US) or 719-457-2622 (outside of the
US). The Portal Software, Inc. Q4 and fiscal year 2004 earnings call will also be simulcast at www.companyboardroom.com. Additionally, an Internet playback will be available an hour following the call until 5:30 p.m. PST on February 24, 2005 at www.companyboardroom.com and on Portal's investor relations web site at www.portal.com/about_portal/investor_relations/. A tele-replay of the call also will be available until February 24, 2005. The tele-replay numbers are 888-203-1112 or 719-457-0820 and the passcode to access the replay is 721170.
    This press release and full company balance sheet and consolidated operations details will be filed as an exhibit to a current report on Form 8-K and will be posted on our web site prior to the conference call described above. For a copy of this press release and the company balance sheet and consolidated operations details, please visit the Investor Relations site at www.portal.com/about_portal/investor_relations.

    About Portal Software, Inc.

    Portal Software provides flexible billing and customer management solutions to enable organizations to monetize their voice and digital transactions. Portal's convergent billing platform enables service providers to charge, bill and manage a wide range of services via multiple networks, payment models, pricing plans, and value chains. Portal's flexible and scalable product-based solutions enable customers to introduce new value added services quickly, providing maximum business value and lower total cost of ownership. Portal's customers include thirty-five of the top fifty wireless carriers as well as organizations such as Vodafone, AOL Time Warner, Deutsche Telekom, TELUS, NTT, China Telecom, Reuters, Telstra, China Mobile, Telenor Mobil, and France Telecom.

    Forward Looking Statement

    Statements in this release concerning Portal Software, Inc.'s business outlook, future financial and operating results, future expense reductions, and Portal's overall future prospects are forward looking statements that involve a number of uncertainties and risks. Factors that could cause actual events or results to differ materially include the following: General business and economic conditions and changes in the amount of technology spending by our customers and prospects; the timing or delay in signing, commencement, implementation and performance of projects or contracts or the delivery of products and services under them and revenue recognition issues related to same; market acceptance of Portal's products and services; customer and industry analyst perceptions of Portal and its technology vision and future prospects; fluctuations in the market price of Portal stock that can result in unpredictable compensation expense charges; difficulties in implementing or realizing the benefits of cost reduction efforts, such as our ability to sublease or eliminate excess office facilities in a timely and cost effective manner; sales force training and productivity; challenges associated with recruiting, training, and retaining skilled management and other personnel; ability to establish, maintain, and effectively implement relationships with system integrators and other strategic resellers and vendors and to manage large multi-party projects involving system integrators and other parties; rapid technological changes; competitive factors; and unanticipated delays in scheduled product availability. In addition, the significant Tier 1 transactions Portal has closed and is pursuing are larger, multi-year deals, in which revenue may be recognized over multiple periods which may increase long-term predictability and limit near-term visibility and also involve longer sales cycles. These and other factors are described in detail in our Annual Report on Form 10-K for the fiscal year ended January 31, 2003 and our quarterly reports on Form 10-Q. All statements made in this press release are made only as of the date set forth at the beginning of this release. Portal undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.

    Infranet and the Portal logo are U.S. registered trademarks, and Portal is a trademark of Portal Software, Inc. All other trademarks are the property of their respective owners. All statements made in this press release are made only as of the date set forth at the beginning of this release. Portal undertakes no obligation to update the information in the event facts or circumstances subsequently change.

    CONTACT: Portal Software, Inc.
             Kathy Cotten, 408-572-2345 (Investor)
             investor_relations@portal.com
             Maureen O'Connell, 408-572-3925 (Media)
             maureen@portal.com